Exhibit m.4.q

VIRTUS OPPORTUNITIES TRUST

(the “Fund”)

AMENDMENT NO. 17 TO

CLASS C SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 21st day of November, 2019 amends that certain Class C Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007, and amended on June 27, 2007, September 24, 2007, October 1, 2007, January 31, 2008, March 2, 2009, April 21, 2009, June 30, 2010, September 14, 2010, March 15, 2011, August 28, 2012,December 18, 2012, June 10, 2013, December 18, 2013, November 13, 2014, March 19, 2015, and September 30, 2019 by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H:

WHEREAS, the Fund wishes to amend Section 2 of the Plan as stated below to correct a scrivener’s error dating back to September 24, 2007.

NOW, THEREFORE, in consideration of the foregoing premise, the Fund hereby agrees that the Plan is amended retroactive to September 24, 2007 as follows:

1.	Section 2 of the Plan is hereby amended to replace the first sentence: The Fund shall pay to the Distributor, at the end of each month, an amount on an annual basis equal to 0.75%, 0.25% for Virtus Newfleet Multi-Sector Short Term Bond Fund, of the average daily value of the net assets of any series of the Fund's Class C shares, as compensation for distribution services and a fee of 0.25% of the average daily value of the net assets of any series of the Fund’s Class C shares for shareholder services.

2.	Except as herein provided, the Plan shall be and remain unmodified and in full force and effect. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Plan.